Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PRECIGEN, INC.

1.  Name of Corporation. The name of the Corporation is Precigen, Inc.

2.  Text of Amendment. Article III of the Corporation’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) shall be amended to add Article III.D. as set forth in Appendix A attached hereto, stating the terms, including the preferences, rights and limitations, of the Corporation’s 8.00% Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”).

3.  Adoption and Date of Adoption. Pursuant to Section 13.1-639A of the Virginia Stock Corporation Act (the “VSCA”), Article III of the Articles of Incorporation permits the Corporation’s Board of Directors to amend the Articles of Incorporation in order to establish the terms, including the preferences, rights and limitations, of one or more series of the Corporation’s authorized class of preferred stock without the approval of the Corporation’s shareholders.

The Corporation certifies that the foregoing amendment was adopted on December 27, 2024, by the Corporation’s Board of Directors without shareholder approval pursuant to the above-referenced section of the VSCA and the Articles of Incorporation. The Corporation has not issued any shares of the Series A Preferred Stock as of the date hereof.

4.  Effective Date and Time. Pursuant to Section 13.1-606 of the VSCA, the effective time and date of these Articles of Amendment shall be 9:15 a.m. Eastern Time on December 30, 2024.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its authorized officer on December 27, 2024.

PRECIGEN, INC.

By:	/s/ Donal P. Lehr
	Name:	Donald P. Lehr
	Title:	Chief Legal Officer

APPENDIX A

D.   8.00% Series A Convertible Perpetual Preferred Stock

There shall be a series of Preferred Stock having the designation and the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof as follows:

1.   Designation and Amount; Ranking.

(a)   There shall be created from the 25,000,000 shares of preferred stock, no par value per share, of the Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of preferred stock, designated as “8.00% Series A Convertible Perpetual Preferred Stock” no par value per share (the “Preferred Stock”), and the authorized number of shares of Preferred Stock shall be 81,000. Shares of Preferred Stock that are purchased or otherwise acquired by the Corporation, or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock.

(b)   The Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, ranks: (i) senior to all Junior Stock; (ii) on a parity with all Parity Stock; and (iii) junior to all Senior Stock, in each case as provided more fully herein.

2.   Definitions. As used in this Article III.D with respect to the Preferred Stock, the following terms shall have the following meanings:

(a)   “Accumulated Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends (excluding any Accumulated PIK Dividend Amount by which the Stated Value has been increased on a PIK Dividend Payment Date pursuant to Section 3(a)) on such share from the Issue Date until such date. There shall be no Accumulated Dividends with respect to any share of Preferred Stock prior to the Issue Date.

(b)   “Accumulated PIK Dividend Amount” shall mean, as of any PIK Dividend Payment Date, the amount of dividends per share of Preferred Stock calculated at the Dividend Rate for the period from, and including, the immediately preceding PIK Dividend Payment Date (or, if there is no immediately preceding PIK Dividend Payment Date, from, and including, the Issue Date) to, but excluding, such PIK Dividend Payment Date.

(c)   “Additional Conversion Amount” shall have the meaning specified in Section 11.

(d)   “Affiliate” shall have the meaning ascribed to it, on the date hereof, under Rule 144 of the Securities Act.

(e)   “Agent Members” shall have the meaning specified in Section 13(a)(ii).

(f)   “Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of the Corporation, as they may be further amended, modified or restated from time to time.

(g)   “Board of Directors” shall mean the board of directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(h)   “Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(i)   “Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity (excluding, for the avoidance of doubt, any convertible or exchangeable debt securities, which, prior to conversion or exchange rank senior in right of payment to the Preferred Stock).

(j)   “Certificated Preferred Stock” shall mean physical Preferred Stock in fully registered, certificated form.

(k)   “close of business” shall mean 5:00 p.m. (New York City time).

(l)   “Closing Sale Price” of the Common Stock on any date shall mean the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the Closing Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

(m)   “Common Stock” shall mean the common stock, no par value per share, of the Corporation, subject to Section 9(g).

(n)   “Common Equity” of any Person shall mean Capital Stock of such Person that is generally entitled (i) to vote in the election of directors of such Person or (ii) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

(o)   “Conversion Date” shall have the meaning specified in Section 9(b).

(p)   “Conversion Price” shall mean, at any time, $1,000 divided by the Conversion Rate in effect at such time.

(q)   “Conversion Rate” shall mean a number of fully paid and nonassessable shares of Common Stock equal to 888.8888 per $1,000 of Stated Value.

(r)   “Corporation” shall mean Precigen, Inc., a Virginia corporation.

(s)   “Distributed Property” shall have the meaning specified in Section 9(d)(iii).

(t)   “Dividend Payment Date” shall mean January 15 of each year, commencing on January 15, 2026.

(u)   “Dividend Period” shall mean the period from, and including, each Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except for the initial “Dividend Period,” which shall be the period from, and including, the Issue Date to, but excluding, January 15, 2026.

(v)   “Dividend Rate” shall mean the rate per annum of 8.00% per share of Preferred Stock on the Stated Value.

(w)   “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the January 1, immediately preceding such Dividend Payment Date.

(x)   “DTC” or “Depository” shall mean The Depository Trust Company, or any successor depository.

(y)   “Effective Date” shall mean the first date on which the shares of the Common Stock trade on the applicable exchange or market, regular way, reflecting the relevant share split or share combination, as applicable.

(z)   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa)   “Ex-Date,” when used with respect to any issuance, dividend or distribution on the Common Stock (or other applicable security), shall mean the first date on which the Common Stock (or other applicable security) trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Corporation or, if applicable, from the seller of the Common Stock (or other applicable security) on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(bb)   “Form of Series A Preferred Stock Certificate” means the “Form of Series A Preferred Stock Certificate” attached hereto as Exhibit A.

(cc)   “Fundamental Change” shall be deemed to have occurred at any time after the Preferred Stock is originally issued if any of the following occurs:

(i)   a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, the Corporation’s Subsidiaries, the employee benefit plans of the Corporation and its Subsidiaries, the Permitted Holders and any group that includes the Permitted Holders, files a Schedule TO (or any successor schedule, form or report) or any other schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Corporation’s Common Equity representing more than 50% of the voting power of the Corporation’s Common Equity;

(ii)   the consummation of:

(A)   any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, cash, securities or other property or assets;

(B)   any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into cash, securities or other property or assets;

(C)   any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any Person other than one of the Corporation’s Subsidiaries; or

(D)   any sale of assets of the Corporation or its Subsidiaries in any single or numerous transaction(s) together representing more than 35% of the value of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, as determined in good faith by the Board of Directors, to any Person other than one of the Corporation’s Subsidiaries; or

(iii)   the shareholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation;

provided, however, that a transaction or series of transactions that is solely for the purpose of re-domiciling or otherwise changing the jurisdiction of incorporation or formation of the Corporation shall not constitute a Fundamental Change.

If any transaction described above in which the Common Stock is replaced by the Common Equity of another Person occurs, following completion of any related Fundamental Change Period, references to the Corporation in this definition shall instead be references to such other Person.

(dd)   “Fundamental Change Company Notice” shall have the meaning specified in Section 5(c).

(ee)   “Fundamental Change Period” shall mean, for any Fundamental Change, the period beginning at the open of business on the relevant Fundamental Change Effective Date and ending at the close of business on the related Fundamental Change Repurchase Date.

(ff)   “Fundamental Change Repurchase Date” shall have the meaning specified in Section 5(a).

(gg)   “Fundamental Change Repurchase Notice” shall have the meaning specified in Section 5(b).

(hh)   “Fundamental Change Repurchase Price” shall have the meaning specified in Section 5(a).

(ii)   “Fundamental Change Effective Date” shall mean, with respect to any Fundamental Change, the date on which such Fundamental Change occurs or becomes effective.

(jj)   “Global Preferred Stock” shall have the meaning specified in Section 13(a)(i).

(kk)   “Holder” or “holder” shall mean a holder of record of the Preferred Stock.

(ll)   “Issue Date” shall mean December 30, 2024, the original date of issuance of the Preferred Stock.

(mm)   “Junior Stock” shall mean the Common Stock, all classes of the Corporation’s common stock and each other class of the Corporation’s Capital Stock or series of preferred stock established after the Issue Date the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

(nn)   “Liquidation Preference” shall mean $1,000 per share of Preferred Stock.

(oo)   “Mandatory Conversion Date” shall have the meaning specified in Section 10(b).

(pp)   “Officer” shall mean the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, and the Chief Operating Officer of the Corporation.

(qq)   “Officers’ Certificate” shall mean a certificate signed by two Officers.

(rr)   “open of business” shall mean 9:00 a.m. (New York City time).

(ss)   “Optional Redemption” shall have the meaning specified in Section 4(a).

(tt)   “Parity Stock” shall mean any class of the Corporation’s Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation.

(uu)   “Permitted Holder” means (i) Randal J. Kirk, (ii) the spouse and lineal descendants and spouses of lineal descendants of Randal J. Kirk, (iii) the estates or legal representatives of any person named in clauses (i) or (ii), (iv) trusts established for the benefit of any person named in clauses (i) or (ii) and (v) any entity solely owned or controlled, directly or indirectly, by one or more of the foregoing.

(vv)   “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(ww)   “PIK Dividend Payment Date” shall mean each of January 15, 2026 and January 15, 2027.

(xx)   “Preferred Stock” shall have the meaning specified in Section 1(a).

(yy)   “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, statute, contract or otherwise).

(zz)   “Redemption Date” shall have the meaning specified in Section 4(b).

(aaa)   “Redemption Notice” shall have the meaning specified in Section 4(b).

(bbb)   “Redemption Price” shall mean an amount in cash per share of Preferred Stock equal to 100% of the Stated Value, plus Accumulated Dividends to, but excluding, such Redemption Date.

(ccc)   “Reference Property” shall have the meaning specified in Section 9(g).

(ddd)   “Reorganization Event” shall have the meaning specified in Section 9(g).

(eee)   “Resale Restriction Termination Date” shall have the meaning specified in Section 14(b).

(fff)   “Restricted Securities” shall have the meaning specified in Section 14(a).

(ggg)   “Rule 144” shall mean Rule 144 as promulgated under the Securities Act.

(hhh)   “Scheduled Trading Day” shall mean a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day

(iii)   “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(jjj)   “Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated December 27, 2024 between Precigen, Inc. and the investors party thereto, as may be amended, supplemented, restated or otherwise modified from time to time.

(kkk)   “Senior Stock” shall mean any class of the Corporation’s Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

(lll)   “Shareholder Approval Date” shall mean the earliest date on which the Corporation (i) has obtained shareholder approval (x) to increase the number of authorized shares of Common Stock sufficient to permit the conversion of the Preferred Stock into the maximum number of shares of Common Stock deliverable upon conversion of all shares of Preferred Stock and (y) to the extent necessary under the rules of The Nasdaq Global Select Market in order to permit the transactions contemplated by the Securities Purchase Agreement including the exercise of the Warrants (as defined therein) and the conversion of the Preferred Stock, and (ii) has filed with the State Corporation Commission of the Commonwealth of Virginia an amendment to the Articles of Incorporation evidencing such shareholder approval with respect to clause (i)(x) and which has been declared effective.

(mmm)  “Spin-Off” shall have the meaning specified in Section 9(d)(iii).

(nnn)   “Stated Value” shall mean, initially, an amount per share of the Preferred Stock equal to the Liquidation Preference, as increased on each PIK Dividend Payment Date by the Accumulated PIK Dividend Amount pursuant to Section 3(a), and as decreased by any payment of the Accumulated PIK Dividend Amount pursuant to the fourth sentence of Section 3(a).

(ooo)   “Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of its Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

(ppp)   “Trading Day” shall mean a day during which trading in the Common Stock generally occurs on The Nasdaq Global Select Market or, if the Common Stock is not listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or traded, “Trading Day” shall mean a Business Day.

(qqq)   “Transfer Agent” shall mean Equiniti Trust Company, LLC, acting as the Corporation’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Preferred Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent and Holders; provided that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(rrr)   “unit of Reference Property” shall have the meaning specified in Section 9(g).

(sss)   “VSCA” shall mean the Virginia Stock Corporation Act.

3.   Dividends.

(a)   Except as provided in the proviso to the immediately succeeding sentence, holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available for payment, cumulative dividends in cash at the Dividend Rate.

Dividends on the Preferred Stock shall be payable annually in arrears at the Dividend Rate, and shall accumulate, whether or not earned or declared, from the most recent date to which dividends have been paid or added to the Stated Value, as the case may be, or, if no dividends have been paid or added to the Stated Value, from the Issue Date (whether or not in any Dividend Period or Periods any agreements of the Corporation prohibit the current payment of dividends, there shall be funds of the Corporation legally available for the payment of such dividends or the Corporation declares the payment of dividends), and shall be paid in cash; provided, however, that on each PIK Dividend Payment Date, the Stated Value shall automatically be increased by the Accumulated PIK Dividend Amount on such PIK Dividend Payment Date, and holders of the shares of Preferred Stock shall not be entitled to receive dividends in cash for accumulated dividends added to the Stated Value in accordance with this proviso except upon (1) a payment made at the election of the Corporation pursuant to the second immediately succeeding sentence, (2) an Optional Redemption, (3) a repurchase upon a Fundamental Change or (4) the liquidation, winding-up or dissolution of the Corporation, in each case as set forth in this Article III.D. Dividends other than dividends described in the proviso of the immediately preceding sentence shall be payable in arrears on each Dividend Payment Date to the holders of record of Preferred Stock as they appear on the Corporation’s stock register at the close of business on the relevant Dividend Record Date. Accumulations of dividends on shares of Preferred Stock for any past Dividend Periods (including, at the Corporation’s election, any Accumulated PIK Dividend Amount) may be declared and paid at any time to holders of record of Preferred Stock not more than 40 nor less than 20 calendar days immediately preceding any Dividend Payment Date and shall not bear interest. The Corporation shall provide not less than 20 calendar days’ notice prior to any such Dividend Payment Date.

Dividends for any period shall be computed on the basis of a 360-day year consisting of twelve 30-day months (or for any period less than a full month, the number of elapsed days).

(b)   No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods (other than Dividend Periods preceding a PIK Dividend Payment Date) have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividend, upon all outstanding shares of Preferred Stock.

(c)   Except as set forth in the two immediately succeeding paragraphs, no cash dividends or other distributions may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock at any time after the last PIK Dividend Payment Date unless all Accumulated Dividends shall have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Preferred Stock and any Parity Stock for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition.

Notwithstanding the immediately preceding paragraph, if full dividends have not been paid on the Preferred Stock and any Parity Stock, dividends may be declared and paid on the Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Preferred Stock (excluding, for the avoidance of doubt, accumulated dividends for which the Stated Value has been increased on a PIK Dividend Payment Date pursuant to Section 3(a)) and such Parity Stock bear to each other at the time of declaration.

In addition, the limitations set forth in the second immediately preceding paragraph shall not apply to (1) any dividend or distribution payable in shares of Common Stock or other Junior

Stock; (2) any dividends or distributions of rights in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; or (3) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation preference) or Junior Stock and, in each case, the payment of cash solely in lieu of fractional shares.

(d)   Holders of shares of Preferred Stock shall not be entitled to any dividend in excess of full cumulative dividends, except as set forth in Section 9(d).

(e)   If any Dividend Payment Date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest or additional dividends on such payment will accrue or accumulate, as the case may be, in respect of the delay.

(f)   The Holders of shares of Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares in accordance with Section 9 following such Dividend Record Date. Shares of Preferred Stock surrendered for conversion pursuant to Section 9 during the period from the close of business on any Dividend Record Date to the open of business on the immediately following Dividend Payment Date must be accompanied by funds equal to the amount of dividends (if any) payable on the shares of Preferred Stock so converted on such Dividend Payment Date to Holders of record on such Dividend Record Date; provided that no such payment need be made if the Corporation has specified a Redemption Date that is after a Dividend Record Date and on or prior to the Business Day immediately following the corresponding Dividend Payment Date. Except as provided in the immediately preceding sentence and Sections 10 and 11, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Preferred Stock or for dividends on the shares of Common Stock issued upon conversion.

4.   Optional Redemption.

(a)   No sinking fund is provided for the Preferred Stock. Subject to Section 4(b), on or after the Issue Date, the Corporation may redeem (an “Optional Redemption”) for cash all, or any whole number of shares, of the Preferred Stock, at the Redemption Price in accordance with this Section 4.

(b)   In case the Corporation exercises its Optional Redemption right to redeem all, or any whole number of shares, of the Preferred Stock pursuant to Section 4(a), it shall fix a date for redemption (each, a “Redemption Date”) and it or, at its written request received by the Transfer Agent not less than 55 calendar days prior to the Redemption Date (or such shorter period of time as may be acceptable to the Transfer Agent), the Transfer Agent, in the name of and at the expense of the Corporation, shall mail or cause to be mailed a notice of such Optional Redemption (a “Redemption Notice”) not less than 30 days prior to the Redemption Date to each Holder of Preferred Stock at its last address as the same appears on the Corporation’s stock register; provided, however, that, if the Corporation shall give such notice, it shall also give written notice of the Redemption Date to the Transfer Agent. The Redemption Date must be a Business Day.

(c)   The Redemption Notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such Redemption Notice by mail or any defect in the Redemption Notice to the Holder of any share of Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other share of Preferred Stock.

(d)   Each Redemption Notice shall specify:

(i)   the Redemption Date;

(ii)   the Redemption Price;

(iii)   that on the Redemption Date, the Redemption Price will become due and payable upon each share of Preferred Stock, and that any dividends thereon shall cease to accumulate on and after the Redemption Date;

(iv)   the place or places where such shares of Preferred Stock are to be surrendered for payment of the Redemption Price;

(v)   that Holders may surrender their shares of Preferred Stock for conversion at any time prior to the close of business on the second Business Day immediately preceding the Redemption Date;

(vi)   the procedures a converting Holder must follow to convert its Preferred Stock;

(vii)   the Conversion Rate;

(viii)   the CUSIP, ISIN or other similar numbers, if any, assigned to such Preferred Stock; and

(ix)   in the case the Preferred Stock is to be redeemed in part only, the number of shares of Preferred Stock to be redeemed and on and after the Redemption Date, upon surrender of a certificate for any Preferred Stock to be redeemed in part only, a new certificate for Preferred Stock evidencing a number of shares of  Preferred Stock representing the unredeemed portion thereof shall be issued.

A Redemption Notice shall be irrevocable.

(e)   If any Redemption Notice has been given in respect of the Preferred Stock in accordance with Section 4(b), Holders of the Preferred Stock shall surrender any shares of Preferred Stock that are to be redeemed and that have not been converted prior to the related Redemption Date to the Corporation on the Redemption Date at the place or places stated in the Redemption Notice. Prior to 11:00 a.m., New York City time, on the Redemption Date, the Corporation shall deposit with the Transfer Agent an amount of cash (in immediately available funds if deposited on the Redemption Date), sufficient to pay the Redemption Price of all of the shares of Preferred Stock to be redeemed on such Redemption Date.

On the later of the Redemption Date and the date of presentation and surrender by the relevant Holder of the Preferred Stock to be redeemed at the place or places stated in the

Redemption Notice, the Corporation shall pay the Redemption Price to such Holder of the Preferred Stock to be redeemed by mailing checks for the amount payable to the Holders of such shares of Preferred Stock entitled thereto as they shall appear in the share register of the Corporation; provided, however, that payments to the Depository shall be made by wire transfer of immediately available funds to the account of the Depository or its nominee. The Transfer Agent shall, promptly after such payment and upon written demand by the Corporation, return to the Corporation any funds in excess of the Redemption Price.

(f)   If less than all the shares of Preferred Stock then outstanding are to be redeemed, then (x) the shares of Preferred Stock to be redeemed will be selected by the Transfer Agent as follows: (1) in the case of Global Preferred Stock, in accordance with the applicable procedures of the Depository; and (2) in the case of Certificated Preferred Stock, by lot or pro rata and (y) if only a portion of a certificate evidencing Preferred Stock is subject to redemption and some but not all of the shares of Preferred Stock represented by such certificate are converted, then the shares of Preferred Stock so converted shall be deemed to be from the portion of such certificate evidencing Preferred Stock that was subject to the redemption.  In addition, in the case of a certificate evidencing Preferred Stock to be redeemed in part only, on and after the Redemption Date, upon surrender by the relevant Holder of such certificate, a new certificate for Preferred Stock evidencing a number of shares of  Preferred Stock representing the unredeemed portion thereof shall be issued to such Holder.

(g)   From and after the Redemption Date (unless the Corporation shall default in providing for the payment of the Redemption Price), dividends will cease to accrue on the Preferred Stock that is subject to redemption, the Preferred Stock that is subject to redemption shall no longer be deemed outstanding and all rights of the Holders of the Preferred Stock that is subject to redemption will terminate, except the right to receive the Redemption Price payable upon redemption.

(h)   The Corporation shall not be entitled to exercise its right to make an Optional Redemption unless the Redemption Price is paid solely in cash on the Redemption Date, including with respect to any Accumulated Dividends as of the Redemption Date.

5.   Repurchase Upon a Fundamental Change.

(a)   If a Fundamental Change occurs at any time, each Holder shall have the right, at such Holder’s option, to require the Corporation to repurchase for cash all of such Holder’s shares of Preferred Stock, or any portion thereof, on the date (the “Fundamental Change Repurchase Date”) specified by the Corporation that is not less than 15 Scheduled Trading Days nor more than 30 Scheduled Trading Days following the date of the Fundamental Change Company Notice at a repurchase price equal to 100% of the Stated Value thereof, plus Accumulated Dividends thereon to, but excluding, such Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Dividend Record Date but on or prior to the Dividend Payment Date to which such Dividend Record Date relates, in which case the Corporation shall instead pay the full amount of Accumulated Dividends to Holders of record as of such Dividend Record Date, and the Fundamental Change Repurchase Price shall be equal to 100% of the Stated Value of the Preferred Stock to be repurchased pursuant to this Section 5.

(b)   Repurchases of Preferred Stock under this Section 5 shall be made, at the option of the Holder thereof, upon:

(i)   delivery to the Transfer Agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth in Attachment 2 to Exhibit A hereto, if the Preferred Stock is represented by Certificated Preferred Stock, or in compliance with the Depository’s procedures for surrendering interests in Preferred Stock, if the Preferred Stock is represented by Global Preferred Stock, in each case on or before the close of business on the second Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii)   delivery of the Preferred Stock, if the Preferred Stock is represented by Certificated Preferred Stock, to the Transfer Agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the office of the Transfer Agent, or book-entry transfer of the Preferred Stock, if the Preferred Stock is represented by Global Preferred Stock, in compliance with the procedures of the Depository, in each case such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

The Fundamental Change Repurchase Notice in respect of any Preferred Stock to be repurchased shall state:

(i)   in the case of Preferred Stock represented by Certificated Preferred Stock, the certificate numbers of the Preferred Stock to be delivered for repurchase;

(ii)   the number of shares of Preferred Stock to be repurchased; and

(iii)   that the shares of Preferred Stock are to be repurchased by the Corporation pursuant to the applicable provisions hereof;

provided, however, that if the Preferred Stock is represented by Global Preferred Stock, the Fundamental Change Repurchase Notice must comply with appropriate Depository procedures.

Notwithstanding anything herein to the contrary, any Holder delivering to the Transfer Agent the Fundamental Change Repurchase Notice contemplated by this Section 5(b) shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the second Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Transfer Agent in accordance with Section 5(d).

The Transfer Agent shall promptly notify the Corporation of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.

(c)   The Corporation must give notice (a “Fundamental Change Company Notice”) of each Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof to all Holders of the Preferred Stock no later than the Business Day immediately preceding the relevant Fundamental Change Effective Date. In the case of Preferred Stock represented by Certificated Preferred Stock, such notice shall be by first class mail or, in the case of Preferred Stock represented by Global Preferred Stock, such notice shall be delivered in accordance with the applicable procedures of the Depository. Simultaneously with providing such notice, the Corporation shall publish such information on the Corporation’s website or through such other public medium as the Corporation may use at that time. Each Fundamental Change Company Notice shall specify:

(i)   the events causing the Fundamental Change;

(ii)   the date of the Fundamental Change;

(iii)   the last date on which a Holder may exercise the repurchase right pursuant to this Section 5;

(iv)   the Fundamental Change Repurchase Price;

(v)   the Fundamental Change Repurchase Date;

(vi)   the name and address of the Transfer Agent and the conversion agent, if applicable;

(vii)   that the shares of Preferred Stock with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms hereof (unless the Corporation defaults in the payment of the Fundamental Change Repurchase Price); and

(viii)   the procedures that Holders must follow to require the Corporation to repurchase their Preferred Stock in connection with the Fundamental Change.

No failure of the Corporation to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Preferred Stock pursuant to this Section 5(c).

At the Corporation’s request, the Transfer Agent shall give such notice in the Corporation’s name and at the Corporation’s expense; provided, however, that, in all cases, the text of such Fundamental Change Company Notice shall be prepared by the Corporation.

(d)   A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the office of the Transfer Agent in accordance with this Section 5(d) at any time prior to the close of business on the second Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(i)   the number of shares of Preferred Stock with respect to which such notice of withdrawal is being submitted,

(ii)   if Certificated Preferred Stock has been issued, the certificate number(s) of the shares of Preferred Stock in respect of which such notice of withdrawal is being submitted, and

(iii)   the number of shares of Preferred Stock represented by such Certificated Preferred Stock that remains subject to the original Fundamental Change Repurchase Notice;

provided, however, that if the Preferred Stock is represented by Global Preferred Stock, the notice must comply with appropriate procedures of the Depository.

(e)   The Corporation will deposit with the Transfer Agent (or other paying agent appointed by the Corporation) prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date (in immediately available funds if deposited on the Fundamental Change Repurchase Date) an amount of money sufficient to repurchase all of the shares of Preferred Stock to be repurchased at the appropriate Fundamental Change Repurchase Price. Subject to receipt of funds and/or shares of Preferred Stock by the Transfer Agent (or such paying agent), payment for shares of Preferred Stock surrendered for repurchase (and not withdrawn prior to the close of business on the second Business Day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of:

(i)   the Fundamental Change Repurchase Date (provided the Holder has satisfied the conditions in Section 5(b)); and

(ii)   the time of book-entry transfer or the delivery of such Preferred Stock to the Transfer Agent by the Holder thereof in the manner required by Section 5(b) by mailing checks for the amount payable to the Holders of such shares of Preferred Stock entitled thereto as they shall appear in the share register of the Corporation;

provided, however, that payments to the Depository shall be made by wire transfer of immediately available funds to the account of the Depository or its nominee. The Transfer Agent shall, promptly after such payment and upon written demand by the Corporation, return to the Corporation any funds in excess of the Fundamental Change Repurchase Price.

(f)   If by 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, the Transfer Agent (or other paying agent appointed by the Corporation) holds money sufficient to make payment on all the shares of Preferred Stock that are to be repurchased on such Fundamental Change Repurchase Date, then, with respect to the shares of Preferred Stock that have been properly surrendered for repurchase and have not been validly withdrawn, such shares will cease to be outstanding, dividends will cease to accumulate on such shares (whether or not book-entry transfer of such shares has been made or the shares have been delivered to the Transfer Agent) and all other rights of the Holders of such shares of Preferred Stock will terminate (other than the right to receive the Fundamental Change Repurchase Price and, if applicable, Accumulated Dividends).

(g)   Upon surrender of shares of Preferred Stock represented by Certificated Preferred Stock to be repurchased in part pursuant to this Section 5, the Corporation shall execute and the Transfer Agent shall authenticate and deliver to the Holder new certificate(s) representing such Preferred Stock in an authorized denomination equal in number to the unrepurchased number of shares so surrendered.

(h)   If the Corporation does not have legally available funds sufficient to pay the Fundamental Change Repurchase Price in cash, the Corporation will, as soon as the Corporation is legally able to do so, pay such unpaid amount in cash.

6.   [Reserved.]

7.   Voting. (a) Holders of the Preferred Stock will not have voting rights except those described in Section 7 below and as specifically required by the VSCA or by the Articles of Incorporation.

(b)   So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Preferred Stock, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)   any amendment or alteration of the Articles of Incorporation so as to authorize or create, or increase the authorized amount of, any class or series of Senior Stock or any class or series of Parity Stock;

(ii)   any amendment, alteration or repeal of any provision of the Articles of Incorporation so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Preferred Stock; or

(iii)   any consummation of a binding share exchange or reclassification involving the Preferred Stock, or of a merger or consolidation of the Corporation with or into another Person, unless, in each case:

(x)  the shares of Preferred Stock remain outstanding and are not amended in any respect (except to the extent required pursuant to the terms of the Articles of Incorporation) or

(y)  in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, the shares of Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and such preference securities have such rights, preferences, privileges and voting powers, taken as a whole, that are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(b), any increase in the amount of the Corporation’s authorized Preferred Stock or the creation or issuance of any shares of Parity Stock or Junior Stock, or any increase in the amount of authorized shares of Parity Stock or Junior Stock, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of Holders of shares of Preferred Stock specified herein and shall not require the affirmative vote or consent of Holders of the Preferred Stock.

(c)   Without the consent of the Holders of the Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Preferred Stock by amending or supplementing the Articles of Incorporation or any stock certificate representing shares of the Preferred Stock:

(i)   to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument (including any provision contained in this Article III.D); or

(ii)   to make any other change that does not adversely affect the rights, preferences, privileges or voting powers of any Holder in any material respect (other than any Holder that consents to such change).

8.   Liquidation Rights.

(a)   In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder of shares of Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders the Stated Value plus Accumulated Dividends to the date fixed for liquidation, winding-up or dissolution in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, the Common Stock.

(b)   Neither the sale (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of the Corporation) nor the merger or consolidation of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 8.

(c)   After the payment to the Holders of the shares of Preferred Stock of full preferential amounts provided for in this Section 8, the Holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(d)   In the event the assets of the Corporation available for distribution to the Holders of shares of Preferred Stock and holders of shares of Parity Stock upon any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 8, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which holders of all Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

9.   Conversion.

(a)   The shares of Preferred Stock shall not be convertible by any Holder at any time prior to the later of the Shareholder Approval Date and the six-month anniversary of the Issue Date. On or after the later of the Shareholder Approval Date and the six-month anniversary of the Issue Date, each Holder of Preferred Stock shall have the right at any time, at its option, to convert, subject to the terms and provisions of this Section 9, any or all of such Holder’s shares of Preferred Stock into Common Stock at the Conversion Rate. Upon conversion of any share of Preferred Stock, the Corporation shall deliver to the converting Holder, in respect of each $1,000 of Stated Value of each share of Preferred Stock being converted, a number of shares of Common Stock equal to the Conversion Rate, together with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 12, on the second Business Day immediately following the relevant Conversion Date, subject to Section 9(d)(iii) and Section 9(d)(v). Notwithstanding anything to the contrary herein, if as of the Conversion Date (or

Mandatory Conversion Date, as applicable) for any conversion the arithmetic average of the Closing Sale Prices of the Common Stock for each Trading Day during the period of five consecutive Trading Days ending on, and including, the last Trading Day of the immediately preceding fiscal quarter (subject to appropriate adjustment for any event described in Section 9(d)(i) that has occurred during or subsequent to such period) exceeds the Conversion Price otherwise in effect on such Conversion Date (or Mandatory Conversion Date, as applicable), then the Conversion Rate for purposes of such conversion for each $1,000 of Stated Value shall be deemed to be equal to $1,000 divided by such arithmetic average (as adjusted, if applicable).

(b)   Before any Holder shall be entitled to convert a share of Preferred Stock as set forth above, such Holder shall:

(i)   in the case of a beneficial interest in a Global Preferred Stock, comply with the procedures of the Depository in effect at that time; and

(ii)   in the case of Certificated Preferred Stock:

(1)   complete, manually sign and deliver an irrevocable notice to the office of the conversion agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) in the form set forth in Attachment 1 to Exhibit A hereto (a “Notice of Conversion”) and state in writing therein the number of shares of Preferred Stock to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered to be registered,

(2)   surrender such shares of Preferred Stock, at the office of the conversion agent; and

(3)   if required, furnish appropriate endorsements and transfer documents. The conversion agent shall notify the Corporation of any conversion pursuant to this Section 9 on the Conversion Date for such conversion.

The date on which a Holder complies with the procedures in this Section 9(b) is the “Conversion Date.” If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of shares of Common Stock to be delivered upon conversion of such shares of Preferred Stock shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

(c)   Immediately prior to the close of business on the Conversion Date with respect to a conversion, a converting Holder of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such Holder’s Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder. On any Conversion Date, all rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, excepting only the rights of holders thereof to:

(i)   receive certificates for the number of whole shares of Common Stock into which such shares of Preferred Stock have been converted (with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 12); and

(ii)   exercise the rights to which they are thereafter entitled as holders of Common Stock.

(d)   The Conversion Rate shall be adjusted, without duplication, upon the occurrence of any of the following events, except that the Corporation shall not make any adjustments to the Conversion Rate if Holders of the Preferred Stock may participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Preferred Stock, in any of the transactions described in this Section 9(d), without having to convert their Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the number of shares of Preferred Stock held by such Holder:

(i)   If the Corporation exclusively issues shares of Common Stock as a dividend or distribution on all shares of its Common Stock, or if the Corporation effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date of such share split or share combination, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be (in each case, before giving effect to any such dividend, distribution, split or combination); and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 9(d)(i) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 9(d)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii)   If the Corporation distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 60 days immediately following the announcement date of such distribution, to purchase or subscribe for shares of its Common Stock at a price per share that is less than the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such distribution, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such distribution.

Any increase made under this Section 9(d)(ii) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the Record Date for such distribution.

To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make such distribution, to be the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred.

For purposes of this Section 9(d)(ii), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Corporation.

(iii)   If the Corporation distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Corporation or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of Common Stock, excluding (a) dividends, distributions or issuances described in Section 9(d)(i) or Section 9(d)(ii), (b) dividends or distributions paid exclusively in cash as to which the provisions of Section 9(d)(iv) shall apply and (c) Spin-Offs as to which the provisions set forth below in this Section 9(d)(iii) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets, securities or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

SP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV	=	the fair market value as of the Record Date for such distribution (as determined by the Corporation) of the Distributed Property with respect to each outstanding share of the Common Stock.

Any increase made under the portion of this Section 9(d)(iii) above shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to pay the distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of Preferred Stock shall receive, for each share of Preferred Stock, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of Distributed Property that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date for the distribution. If the Corporation determines the “FMV” (as defined above) of any distribution for purposes of this Section 9(d)(iii) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution.

With respect to an adjustment pursuant to this Section 9(d)(iii) where there has been a payment of a dividend or other distribution on the Common Stock consisting solely of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

FMV	=	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Conversion Rate under the preceding paragraph shall be calculated as of the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off, but will be given effect as of immediately after the open of business on the Ex-Date of such Spin-Off. Because the Corporation shall make the adjustment to the Conversion Rate with retroactive effect, the Corporation shall, and shall be permitted to, delay the settlement of any conversion of Preferred Stock where the relevant Conversion Date occurs during the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for such Spin-Off until the second Business Day immediately after the last Trading Day of such period.

For purposes of this Section 9(d)(iii) (and subject in all respect to Section 9(j)), rights, options or warrants distributed by the Corporation to all holders of Common Stock entitling them to subscribe for or purchase shares of the Corporation’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”):

(i)	are deemed to be transferred with such shares of the Common Stock,

(ii)	are not exercisable and

(iii)	are also issued in respect of future issuances of the Common Stock,

shall be deemed not to have been distributed for purposes of this Section 9(d)(iii) (and no adjustment to the Conversion Rate under this Section 9(d)(iii) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 9(d)(iii).

If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Issue Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof).

In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 9(d)(iii) was made:

(1)  in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase:

(x)  the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued; and

(y)  the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase; and

(2)  in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 9(d)(i), Section 9(d)(ii) and this Section 9(d)(iii), if any dividend or distribution to which this Section 9(d)(iii) is applicable also includes one or both of:

(A)  a dividend or distribution of shares of Common Stock to which Section 9(d)(i) is applicable (the “Clause A Distribution”); or

(B)  a dividend or distribution of rights, options or warrants to which Section 9(d)(ii) is applicable (the “Clause B Distribution”), then, in either case:

(1)  such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 9(d)(iii) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 9(d)(iii) with respect to such Clause C Distribution shall then be made; and

(2)  the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 9(d)(i) and Section 9(d)(ii) with respect thereto shall then be made;

except that, if determined by the Corporation:

(I)  the “Record Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution; and

(II)  any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be” within the meaning of Section 9(d)(i) or “outstanding immediately prior to the close of business on the Record Date for such distribution” within the meaning of Section 9(d)(ii).

(iv)   If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

C	=	the amount in cash per share of Common Stock the Corporation distributes to all or substantially all holders of its Common Stock.

Any increase pursuant to this Section 9(d)(iv) shall become effective immediately after the close of business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of Preferred Stock shall receive, for each share of Preferred Stock, at the same time and upon the same terms as holders of the Common Stock, the amount of cash that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

(v)   If the Corporation or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock and the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Closing Sale Price of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Corporation) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The adjustment to the Conversion Rate under this Section 9(d)(v) shall be calculated as of the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date on which the relevant tender or exchange offer expires, but will be given effect as of immediately after the time at which such tender or exchange offer expires. Because the Corporation shall make the adjustment to the Conversion Rate with retroactive effect, the Corporation shall, and shall be permitted to, delay the settlement of any conversion of Preferred Stock where the relevant Conversion Date occurs during the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date on which the relevant tender or exchange offer expires until the second Business Day after the last Trading Day of such period.

In the event that the Corporation or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(vi)   All calculations and other determinations under this Section 9(d) shall be made by the Corporation and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(vii)   In addition to those adjustments required by clauses (i), (ii), (iii), (iv) and (v) of this Section 9(d), and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which the Corporation’s securities are then listed, the Corporation from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law if the increase is irrevocable during that period and the Board of Directors determines that such increase would be in the Corporation’s best interest. In addition, the Corporation may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Rate is increased pursuant to any of the preceding two sentences, the Corporation shall mail to the Holder of each share of Preferred Stock at its last address appearing on the stock register of the Corporation a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(viii)   For purposes of this Section 9(d), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation so long as the Corporation does not pay any dividend or make any distribution on shares of

Common Stock held in the treasury of the Corporation, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(e)   If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to shareholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Rate then in effect shall be required by reason of the taking of such record.

(f)   Upon any increase in the Conversion Rate pursuant to Section 9(d), the Corporation promptly shall deliver to each Holder a certificate signed by an authorized officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased Conversion Rate then in effect following such adjustment.

(g)   In the case of:

(i)   any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii)   any consolidation, merger or combination involving the Corporation,

(iii)   any sale, lease or other transfer to a third party of the consolidated assets of the Corporation and the Corporation’s Subsidiaries substantially as an entirety, or

(iv)   any statutory share exchange,

in each case, as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Preferred Stock shall be changed into a right to convert such share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive in the relevant Reorganization Event).

If the Reorganization Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholders election), then the Reference Property into which the Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. The Corporation shall notify Holders of such weighted average as soon as practicable after such determination is made. The Corporation shall not become a party to any Reorganization Event unless its terms are consistent with this Section 9(g).

None of the foregoing provisions shall affect the right of a Holder of Preferred Stock to convert its Preferred Stock into shares of Common Stock as set forth in Section 9(a) prior to the effective time of such Reorganization Event. Notwithstanding Section 9(d), no adjustment to the Conversion Rate shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Preferred Stock.

If, in connection with any Reorganization Event, the relevant Reference Property is comprised, in whole or in part, of Common Equity, the Corporation shall provide, by amendment hereto effective upon any such Reorganization Event, for anti-dilution and other adjustments with respect to such Common Equity that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 9.   The provisions of this Section 9 shall apply to successive Reorganization Events.

In this Article III.D, if the Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to the Common Stock are intended to refer to a unit of Reference Property.

(h)   From and after the Shareholder Approval Date, the Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares of Common Stock held in the treasury of the Corporation, solely for issuance upon the conversion of shares of Preferred Stock as herein provided, free from any preemptive or other similar rights, a number of shares of Common Stock equal to the maximum number of shares of Common Stock deliverable upon conversion of all shares of Preferred Stock. For purposes of this Section 9(h), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(i)   The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock shall be made without charge to the converting holder or recipient of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of the relevant Preferred Stock, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

(j)   Notwithstanding Sections 9(d)(ii) and 9(d)(iii), if the Corporation has a rights plan (including the distribution of rights pursuant thereto to all holders of the Common Stock) in effect while any shares of Preferred Stock remain outstanding, Holders of Preferred Stock will receive, upon conversion of Preferred Stock, in addition to the Common Stock to which he is entitled, a corresponding number of rights in accordance with the rights plan. If, prior to any conversion, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, the Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed to all holders of its Common Stock, shares of Capital Stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in Section 9(d)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(k)   Whenever any provision of this Article III.D requires the Corporation to calculate the Closing Sale Prices over a span of multiple days, the Corporation shall make appropriate adjustments to account for any adjustment to the Conversion Rate pursuant to Section 9(d) that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Record Date, Ex-Date, Effective Date or expiration date, as the case may be, of the event occurs, at any time during the period when the Closing Sale Prices are to be calculated.

10.   Mandatory Conversion.

(a)   At any time on or after the date that is three years following the Issue Date, the Corporation shall have the right, at its option, to give notice of its election to cause all outstanding shares of Preferred Stock to be automatically converted into that number of whole shares of Common Stock for each $1,000 of Stated Value of each share of Preferred Stock equal to the Conversion Rate in effect on the Mandatory Conversion Date (subject to the last sentence of Section 9(a)), with cash in lieu of any fractional share pursuant to Section 12. The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section 10 only if the Closing Sale Price of the Common Stock equals or exceeds $4.00 (subject to adjustment in the same manner and at the same time as the Conversion Price would be adjusted inversely to the Conversion Rate as set forth in Section 9(d)) for at least 20 Trading Days (whether or not consecutive) in a period of 30 consecutive Trading Days ending on, and including, the Trading Day immediately preceding the Business Day on which the Corporation issues a press release announcing the mandatory conversion as described in Section 10(b).

(b)   To exercise the mandatory conversion right described in Section 10(a), the Corporation must give notice of its intention to convert the Preferred Stock to all Holders prior to the open of business on any Business Day following any date on which the condition described in Section 10(a) is met. In the case of Preferred Stock represented by Certificated Preferred Stock, such notice shall be by first class mail or, in the case of Preferred Stock represented by Global Preferred Stock, such notice shall be delivered in accordance with the applicable procedures of the Depository. Simultaneously with providing such notice, the Corporation shall publish such information on the Corporation’s website or through such other public medium as the Corporation may use at that time. The date for mandatory conversion will be a date selected by the Corporation (the “Mandatory Conversion Date”) and will be no later than 10 Business Days after the date on which the Corporation gives notice and publishes such information as described in this Section 10(b).

(c)   In addition to any information required by applicable law or regulation, the notice of a mandatory conversion and the information published by the Corporation on its website or through another public medium described in Section 10(b) shall state, as appropriate:

(i)   the Mandatory Conversion Date;

(ii)   the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock; and

(iii)   that dividends on the Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

(d)   On and after the Mandatory Conversion Date, dividends shall cease to accrue on the Preferred Stock called for a mandatory conversion pursuant to Section 10 and all rights of Holders of such Preferred Stock shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 12.

The full amount of any dividend payment with respect to the Preferred Stock called for a mandatory conversion pursuant to Section 10 on a date during the period beginning at the close of business on any Dividend Record Date and ending on the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the record holder of such share at the close of business on such Dividend Record Date if such share has been converted after such Dividend Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence and in Section 11, no payment or adjustment shall be made upon conversion of Preferred Stock for Accumulated Dividends or dividends with respect to the Common Stock issued upon such conversion thereof.

(e)   The Corporation may not authorize, issue a press release or give notice of any mandatory conversion pursuant to Section 10 unless, prior to giving the mandatory conversion notice, all Accumulated Dividends on the Preferred Stock (whether or not declared) for all Dividend Periods ended prior to the date of such mandatory conversion notice shall have been paid.

11.   Additional Conversion Amount. Upon any mandatory conversion of any outstanding share of Preferred Stock pursuant to Section 10 and notwithstanding anything herein, the Corporation shall pay in cash on the related settlement date in respect of such mandatory conversion to the Holder thereof all Accumulated Dividends thereon as of the related Mandatory Conversion Date, whether or not declared by the Board of Directors (the “Additional Conversion Amount”); provided that if upon the conversion of such shares of Preferred Stock the Corporation does not have sufficient funds legally available to pay in cash to the holder thereof all Accumulated Dividends thereon as of the related Mandatory Conversion Date the Corporation shall pay the portion of the Additional Conversion Amount it is so legally able to pay on the related settlement date and will pay such excess amount as soon as the Corporation has funds legally available therefor, and the amount of such unpaid dividends shall accrue interest at a rate equal to the Dividend Rate that would then be applicable in the absence of the mandatory conversion until paid.

12.   No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be delivered upon conversion, whether optional or mandatory, of the Preferred Stock. Instead, the Corporation will make a cash payment to each Holder that would otherwise be entitled to a fractional share based on the Closing Sale Price of the Common Stock on the relevant Conversion Date or Mandatory Conversion Date, as the case may be.

13.   Certificates.

(a)   Form and Dating. The Preferred Stock and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Article III.D. The Preferred Stock certificate may have notations, legends or endorsements required by law or stock exchange rules; provided that any such notation, legend or endorsement is in a form acceptable to the Corporation. Each Preferred Stock certificate shall be dated the date of its authentication. The Preferred Stock will initially be issued in the form of Certificated Preferred Stock. Following the date on which a registration statement relating to the Preferred Stock has become or been declared effective under the Securities Act, the Preferred Stock in the form of Certificated Preferred Stock may be exchanged for Preferred Stock in the form of Global Preferred Stock representing a beneficial interest in a like number of shares of Preferred Stock. The aggregate number of shares of Preferred Stock represented by each stock certificate representing Global Preferred Stock may from time to time be increased or decreased by a notation by the Transfer Agent on Schedule I attached to the stock certificate.

(i)   Global Preferred Stock. Preferred Stock issued in the form of one or more fully registered global certificates with the global securities legend set forth in Exhibit A hereto (the “Global Preferred Stock”) shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of Cede & Co. or other nominee of DTC, duly executed by the Corporation and authenticated by the Transfer Agent as hereinafter provided. The number of shares of Preferred Stock represented by Global Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided. All shares of Common Stock issued in respect of shares of Preferred Stock on any Conversion Date or Mandatory Conversion Date shall be subject to restrictions on transfer set forth in the Securities Purchase Agreement.

(ii)   Book-Entry Provisions. In the event Global Preferred Stock is deposited with or on behalf of DTC, the Corporation shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Preferred Stock certificates that:

(1)   shall be registered in the name of Cede & Co. as nominee for DTC as depository for such Global Preferred Stock or the nominee of DTC; and

(2)   shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC.

Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Article III.D with respect to any Global Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Preferred Stock, and DTC may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Stock.

(b)   Execution and Authentication. The Chief Financial Officer and the Chief Legal Officer of the Corporation shall sign the Preferred Stock certificate for the Corporation by manual or facsimile signature.

If an Officer whose signature is on a Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Preferred Stock certificate, the Preferred Stock certificate shall be valid nevertheless.

A Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Preferred Stock certificate. The signature shall be conclusive evidence that the Preferred Stock certificate has been authenticated under this Article III.D.

The Transfer Agent shall authenticate and deliver certificates for up to 81,000 shares of Preferred Stock for original issue upon a written order of the Corporation signed by two Officers of the Corporation. Such order shall specify the number of shares of Preferred Stock to be authenticated and the date on which the original issue of the Preferred Stock is to be authenticated.

The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Corporation to authenticate the certificates for the Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Preferred Stock whenever the Transfer Agent may do so. Each reference in this Article III.D to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(c)   Transfer and Exchange.

(i)   Transfer and Exchange of Certificated Preferred Stock. When Certificated Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Preferred Stock or to exchange such Certificated Preferred Stock for an equal number of shares of Certificated Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided that the Certificated Preferred Stock surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing.

(ii)   Restrictions on Transfer of Certificated Preferred Stock for a Beneficial Interest in Global Preferred Stock. Certificated Preferred Stock may not be exchanged for a beneficial interest in Global Preferred Stock until the date on which a registration statement relating to the Preferred Stock has become or been declared effective under the Securities Act, at which time Certificated Preferred Stock may be so exchanged upon satisfaction of the requirements set forth below.

Upon receipt by the Transfer Agent of Certificated Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Corporation and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Preferred Stock to reflect an increase in the number of shares of Preferred Stock represented by the Global Preferred Stock, then the Transfer Agent shall cancel such Certificated Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the

Transfer Agent, the number of shares of Preferred Stock represented by the Global Preferred Stock to be increased accordingly. If no Global Preferred Stock is then outstanding, the Corporation shall issue and the Transfer Agent shall authenticate, upon written order of the Corporation in the form of an Officers’ Certificate, a new Global Preferred Stock representing the appropriate number of shares.

(iii)   Transfer and Exchange of Global Preferred Stock. The transfer and exchange of Global Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Article III.D (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iv)   Transfer of a Beneficial Interest in Global Preferred Stock for Certificated Preferred Stock.

(A)	If at any time:

(1)   DTC notifies the Corporation that DTC is unwilling or unable to continue as depository for the Global Preferred Stock and a successor depository for the Global Preferred Stock is not appointed by the Corporation within 90 days after delivery of such notice; or

(2)   DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Preferred Stock is not appointed by the Corporation within 90 days,

then the Corporation shall execute, and the Transfer Agent, upon receipt of a written order of the Corporation signed by two Officers of the Corporation requesting the authentication and delivery of Certificated Preferred Stock to the Persons designated by the Corporation, shall authenticate and deliver Certificated Preferred Stock equal to the number of shares of Preferred Stock represented by the Global Preferred Stock, in exchange for such Global Preferred Stock.

(B)   Certificated Preferred Stock issued in exchange for a beneficial interest in Global Preferred Stock pursuant to this Section 13(c)(iv) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Preferred Stock to the Persons in whose names such Preferred Stock are so registered in accordance with the instructions of DTC.

(v)   Restrictions on Transfer of Global Preferred Stock. Notwithstanding any other provisions of this Article III.D (other than the provisions set forth in Section 13(c)(iv)), Global Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(vi)   Cancellation or Adjustment of Global Preferred Stock. At such time as all beneficial interests in Global Preferred Stock have either been exchanged for Certificated Preferred Stock, converted or canceled, such Global Preferred Stock shall be returned to

DTC for cancellation or retained and canceled by the Transfer Agent. At any time prior to such cancellation, if any beneficial interest in Global Preferred Stock is exchanged for Certificated Preferred Stock, converted or canceled, the number of shares of Preferred Stock represented by such Global Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

(vii)   Obligations with Respect to Transfers and Exchanges of Preferred Stock.

(A)   To permit registrations of transfers and exchanges, the Corporation shall execute and the Transfer Agent shall authenticate Certificated Preferred Stock and Global Preferred Stock as required pursuant to the provisions of this Section 13(c).

(B)   All Certificated Preferred Stock and Global Preferred Stock issued upon any registration of transfer or exchange of Certificated Preferred Stock or Global Preferred Stock shall be the valid Capital Stock of the Corporation, entitled to the same benefits under this Article III.D as the Certificated Preferred Stock or Global Preferred Stock surrendered upon such registration of transfer or exchange.

(C)   Prior to due presentment for registration of transfer of any shares of Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares of Preferred Stock are registered as the absolute owner of such Preferred Stock and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary.

(D)   No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose. However, the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Preferred Stock certificates or Common Stock certificates.

(viii)   No Obligation of the Transfer Agent.

(A)   The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Preferred Stock, a member of or a participant in, DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Preferred Stock. All notices and communications to be given to the Holders and all payments to be made to Holders under the Preferred Stock shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Preferred Stock).

The rights of beneficial owners in any Global Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(B)   The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Article III.D or under applicable law with respect to any transfer of any interest in any Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Article III.D, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(ix)   Transfer Rights. Notwithstanding anything herein to the contrary, the shares of Preferred Stock may not be sold or otherwise transferred in violation of any terms of the Securities Purchase Agreement.

(d)   Replacement Certificates. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent number of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(e)   Temporary Certificates. Until definitive Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Transfer Agent shall authenticate temporary Preferred Stock certificates. Any temporary Preferred Stock certificates shall be substantially in the form of definitive Preferred Stock certificates but may have variations that the Corporation considers appropriate for temporary Preferred Stock certificates. Without unreasonable delay, the Corporation shall prepare and the Transfer Agent shall authenticate definitive Preferred Stock certificates and deliver them in exchange for temporary Preferred Stock certificates.

(f)   Cancellation. In the event the Corporation shall purchase or otherwise acquire Certificated Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation.

(i)   At such time as all beneficial interests in Global Preferred Stock have either been exchanged for Certificated Preferred Stock, converted, repurchased or canceled, such Global Preferred Stock shall thereupon be delivered to the Transfer Agent for cancellation.

(ii)   The Transfer Agent and no one else shall cancel and destroy all Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Corporation unless the Corporation directs the Transfer Agent to deliver canceled Preferred Stock certificates to the Corporation. The Corporation may not issue new Preferred Stock certificates to replace Preferred Stock certificates to the extent they evidence Preferred Stock which the Corporation has purchased or otherwise acquired.

14.   Restricted Securities.

(a)   Every share of Preferred Stock, together with any Common Stock issued upon conversion of the Preferred Stock (collectively, the “Restricted Securities”), shall be subject to the restrictions on transfer set forth in this Section 14, unless such restrictions on transfer shall be eliminated or otherwise waived by written consent of the Corporation, and the Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 14, the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security.

(b)   Unless the Corporation otherwise agrees in writing, until the date (the “Resale Restriction Termination Date”) that is the earlier of (x) if the Holder (in the case of Preferred Stock in the form of Certificated Preferred Stock) or the relevant owner of a beneficial interest therein (in the case of Preferred Stock in the form of Global Preferred Stock) is not an Affiliate of the Corporation and has not been an Affiliate of the Corporation during the 90 days immediately preceding, the later of (1) the date that is one year after the Issue Date, or such shorter period of time as permitted by Rule 144 or any successor provision thereto, and (2) such later date, if any, as may be required by applicable law, and (y) the date on which the relevant share of Preferred Stock has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, in each case, to a Person that is not an Affiliate of the Corporation and has not been an Affiliate of the Corporation during the 90 days immediately preceding, any certificate evidencing the Preferred Stock (and all securities issued in exchange therefor or substitution thereof, other than Common Stock, if any, issued upon conversion thereof, which shall be subject to the restrictions on transfer referenced in Section 14(c) below) shall bear a legend in substantially the form set forth in the Form of Series A Preferred Stock Certificate. No transfer of any share of Preferred Stock prior to the Resale Restriction Termination Date will be registered by the Transfer Agent unless the applicable box on the Form of Assignment and Transfer has been checked. Any shares of Preferred Stock (or security issued in exchange or substitution therefor) (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer to a Person that is not an Affiliate of the Corporation and has not been an Affiliate of the Corporation during the 90 days immediately preceding or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act to a Person that is not an Affiliate of the Corporation and has not been an Affiliate of the Corporation during the 90 days immediately preceding, may, upon surrender of such shares of Preferred Stock for exchange to the Transfer Agent, be exchanged for new shares of Preferred Stock, of like tenor and aggregate number, which shall not be subject to the restrictions on transfer referenced in this Section 14(b). The Corporation shall be entitled to instruct the custodian for the Depository in writing to so surrender any Preferred Stock in the form of Global Preferred Stock as to which any of the conditions set forth in clause (i), (ii) or (iii) of the immediately preceding sentence have been satisfied, and, upon such instruction, the custodian for the Depository shall so surrender such Global Preferred Stock for exchange; and any new Global Preferred Stock so exchanged therefor shall not bear a legend with the restrictions on transfer referenced in this Section 14(b).

(c)   Unless the Corporation otherwise agrees in writing, until the Resale Restriction Termination Date, any stock certificate representing Common Stock issued upon conversion of the Preferred Stock shall be subject to substantially the same restrictions on transfer referenced in Section 14(b) above (unless (x) such Common Stock has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, in each case, to a Person that is not an Affiliate of the Corporation and has not been an Affiliate of the Corporation during the 90 days immediately preceding, or (y) such Common Stock has been issued upon conversion of Preferred Stock that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, in each case, to a Person that is not an Affiliate of the Corporation and has not been an Affiliate of the Corporation during the 90 days immediately preceding). Any such Common Stock (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer to a Person that is not an Affiliate of the Corporation and has not been an Affiliate of the Corporation during the 90 days immediately preceding or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act to a Person that is not an Affiliate of the Corporation and has not been an Affiliate of the Corporation during the 90 days immediately preceding, may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the Transfer Agent for the Common Stock, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear a legend with the restrictions on transfer referenced in this Section 14(c).

(d)   The Preferred Stock is subject to restrictions on transfer set forth in the Securities Purchase Agreement.

15.   Other Provisions.

(a)   With respect to any notice to a Holder of shares of Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b)   Shares of Preferred Stock that have been issued and reacquired in any manner, including shares of Preferred Stock that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Virginia) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation; provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.

(c)   The shares of Preferred Stock shall be issuable only in whole shares.

(d)   All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder, or for Global Preferred Stock, to the Depository in accordance with its procedures.

(e)   Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

[Remainder of page intentionally blank]

EXHIBIT A

[FORM OF FACE OF PREFERRED STOCK CERTIFICATE]

[INCLUDE FOR GLOBAL PREFERRED STOCK]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE STATEMENT WITH RESPECT TO SHARES. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]

[INCLUDE FOR RESTRICTED SECURITIES]

[THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A SECURITIES PURCHASE AGREEMENT, DATED DECEMBER 27, 2024, BETWEEN THE ISSUER OF THESE SECURITIES AND THE INVESTORS REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.]

Certificate Number [__]	[Initial][1] Number of Shares of

Preferred Stock [_____]

PRECIGEN, INC.

8.00% Series A Convertible Perpetual Preferred Stock
(no par value)
($1,000 initial liquidation preference per share)

PRECIGEN, INC., a Virginia corporation (the “Corporation”), hereby certifies that [_______] (the “Holder”), is the registered owner of [_______]2[the number shown on Schedule I hereto of]3 fully paid and non-assessable shares of the Corporation’s designated 8.00% Series A Convertible Perpetual Preferred Stock, with no par value per share and an initial liquidation preference of $1,000 per share (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Amended and Restated Articles of Incorporation of the Corporation, as the same may be further amended from time to time (the “Articles of Incorporation”). Capitalized terms used herein but not defined shall have the meaning given them in the Articles of Incorporation. The Corporation will provide a copy of the Articles of Incorporation to the Holder without charge upon written request to the Corporation at its principal place of business. In the case of any conflict between this certificate and the Articles of Incorporation, the provisions of the Articles of Incorporation shall control and govern.

Cumulative dividends on each share of Preferred Stock shall be payable at the applicable rate provided in the Articles of Incorporation.

The shares of Preferred Stock shall be convertible in the manner and accordance with the terms set forth in the Articles of Incorporation.

The Corporation shall furnish without charge to each Holder who so requests a summary of the authority of the Board of Directors to determine variations for future series within a class of stock and the designations, limitations, preferences and relative, participating, optional or other special rights of each issued by the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

1 Insert for Global Preferred Stock.

2 Insert for Certificated Preferred Stock.

3 Insert for Global Preferred Stock.

Upon receipt of this executed certificate, the Holder is bound by the Articles of Incorporation and is entitled to the benefits thereunder.

Unless the Transfer Agent has properly countersigned this certificate, these shares of Preferred Stock shall not be entitled to any benefit under the Articles of Incorporation or be valid for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by two Officers of the Corporation this [__] of December 2024.

PRECIGEN, INC.

By:
Name:
Title:

By:
Name:
Title:

COUNTERSIGNATURE

These are shares of Preferred Stock referred to in the within-mentioned Articles of Incorporation.

Dated: December [___], 2024

EQUINITI TRUST COMPANY, LLC, as Transfer Agent

By:
Name:
Title:

Attachment 1

[FORM OF NOTICE OF CONVERSION]

(To be Executed by the Holder
in order to Convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) 8.00% Series A Convertible Perpetual Preferred Stock (the “Preferred Stock”) of Precigen, Inc. (hereinafter called the “Corporation”), represented by stock certificate No(s). [______] (the “Preferred Stock Certificates”), into common stock, no par value per share, of the Corporation (the “Common Stock”) according to the conditions of the Amended and Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”), as of the date written below. If Common Stock is to be issued in the name of a person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto, if any. Each Preferred Stock Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Articles of Incorporation.

Date of Conversion:

Applicable Conversion Rate:

Shares of Preferred Stock to be Converted:

Shares of Common Stock to be Issued:*

Signature:

Name:

Address:**

Fax No.:

*        The Company is not required to issue Common Stock until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or the Conversion Agent.

**        Address where Common Stock and any other payments or certificates shall be sent by the Company.

Attachment 2

[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]

To:	Equiniti Trust Company, LLC

55 Challenger Road, Ridgefield Park, NJ 07660

The undersigned Holder of these shares of Preferred Stock hereby acknowledges receipt of a notice from Precigen, Inc. (the “Corporation”) as to the occurrence of a Fundamental Change with respect to the Corporation and specifying the Fundamental Change Repurchase Date and requests and instructs the Corporation to pay to the Holder hereof in accordance with Section 5(a) of Article III.D of the Articles of Incorporation referred to in these shares (1) 100% of the Stated Value of the aggregate number of these shares of Preferred Stock (that is a whole number of shares) below designated, and (2) Accumulated Dividends, if any, thereon to, but excluding, such Fundamental Change Repurchase Date (subject to Section 5(a) of Article III.D of the Articles of Incorporation). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Articles of Incorporation.

In the case of Certificated Preferred Stock, the certificate numbers of the shares of Preferred Stock to be repurchased are as set forth below:

Dated: _____________________

________________________________

Signature(s)

_________________________

Social Security or Other Taxpayer
Identification Number

Number of shares to be repaid: ______

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Preferred Stock certificate(s) in every particular without alteration or enlargement or any change whatever.

Attachment 3

[FORM OF ASSIGNMENT AND TRANSFER]

For value received ____________________________ hereby sell(s), assign(s) and transfer(s) unto _________________ (Please insert social security or Taxpayer Identification Number of assignee) the within shares of Preferred Stock, and hereby irrevocably constitutes and appoints _____________________ attorney to transfer the said shares of Preferred Stock on the books of the Corporation, with full power of substitution in the premises.

The undersigned confirms that the within shares of Preferred Stock are being transferred in compliance with the Securities Purchase Agreement, as defined in the Amended and Restated Articles of Incorporation of the Corporation governing such shares of Preferred Stock, and in connection with any transfer of such shares of Preferred Stock occurring prior to the Resale Restriction Termination Date, as defined in the Amended and Restated Articles of Incorporation of the Corporation governing such shares of Preferred Stock, the undersigned confirms that such shares of Preferred Stock are being transferred:

□ To Precigen, Inc. or a subsidiary thereof; or

□ Pursuant to a registration statement that has become or been declared effective under the Securities Act of 1933, as amended; or

□ Pursuant to and in compliance with Rule 144 under the Securities Act of 1933, as amended, or any other available exemption from the registration requirements of the Securities Act of 1933, as amended.

Dated: ________________________

_____________________________________

_____________________________________

Signature(s)

_____________________________________

Signature Guarantee

Signature(s) must be guaranteed by an
eligible Guarantor Institution (banks, stock
brokers, savings and loan associations and
credit unions) with membership in an approved
signature guarantee medallion program pursuant
to Securities and Exchange Commission
Rule 17Ad-15 if shares of Preferred Stock are to be delivered, other than to and in the name of the registered holder.

NOTICE: The signature on the assignment must correspond with the name as written upon the face of the Preferred Stock certificate in every particular without alteration or enlargement or any change whatever.

Schedule I4

Precigen, Inc.

Global Share of 8.00% Series A Convertible Perpetual Preferred Stock

Certificate Number: [__]

The number of shares of Preferred Stock initially represented by this share of Global Preferred Stock shall be [________]. Thereafter the Transfer Agent shall note changes in the number of shares of Preferred Stock evidenced by this share of Global Preferred Stock in the table set forth below:

Date of Exchange	Amount of Decrease in Number of Shares Represented by this Share of Global Preferred Stock	Amount of Increase in Number of Shares Represented by this Share of Global Preferred Stock	Number of Shares Represented by this Share of Global Preferred Stock following Decrease or Increase	Signature of Authorized Officer of Transfer Agent

4 Attach Schedule I only to Global Preferred Stock.